CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We  consent to the references to our firm in the Post-Effective Amendment to the

Registration  Statement  on Form N-1A of Lehman Brothers Income Funds and to the

use of our reports  dated May 15, 2008 and  December  14, 2007 on the  financial statements and financial  highlights of Lehman  Brothers  Tax-Free Money Fund, a series of Lehman Brothers Income Funds and Tax-Exempt Master Series, a series of

Institutional   Liquidity  Trust.   Such  financial   statements  and  financial

highlights appear in the March 31, 2008 Annual Report to Shareholders and in the

October  31,  2007  Annual  Report  to  Shareholders  both  of  which  are  also incorporated by reference into the  Registration  Statement.  We also consent to the  references  to us in the  Prospectus  and in the  Statement  of  Additional

Information.





                                           TAIT, WELLER & BAKER LLP

PHILADELPHIA, PENNSYLVANIA
JULY 29, 2008